Exhibit 5.1

June 23, 2016

Cascadian Therapeutics, Inc.

2601 Fourth Avenue, Suite 500

Seattle, WA 98121

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cascadian Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 23, 2016 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an aggregate of 7,205,430 shares of the Company’s Common Stock (the “Stock”) that are subject to issuance by the Company upon the exercise of equity awards granted or to be granted under the 2016 Equity Incentive Plan (the “Equity Incentive Plan”) and (ii) an aggregate of 2,848,855 shares of Stock that are subject to issuance by the Company upon the exercise of stock options granted to Scott Myers as a material inducement to accept his employment with the Company (the “Inducement Grant”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State on June 2, 2016 (the “Certificate”);

(2)	the Company’s Bylaws, as amended, certified by the Company’s Secretary on June 23, 2016 (the “Bylaws”);

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	The prospectuses prepared in connection with the Registration Statement (each a “Prospectus”);

(5)	Copies of minutes of meetings of, and actions by the written consent of, the Board of Directors, the Company’s incorporator and the Company’s stockholders provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Certificate, (ii) the Bylaws, (iii) the Registration Statement and the issuance of Stock by the Company pursuant to the Registration Statement, (iv) the adoption of the Equity Incentive Plan and (v) the issuance of the Inducement Grant;

(6)	The stock records for the Company that the Company has provided to us (consisting of a list of the stockholders, optionholders and warrantholders of the Company that was prepared by the Company and provided to us as of June 22, 2016 and a list of any outstanding options, warrants or other rights to purchase the Company’s capital stock, and verifying the number of such issued and outstanding securities and a certificate of Computershare Trust Company, N.A., the Company’s transfer agent, dated June 23, 2016 regarding the Company’s outstanding shares of Common Stock as of June 21, 2016);

(7)	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated June 22, 2016, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware; and

(8)	A management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and

Cascadian Therapeutics, Inc.

June 23, 2016

completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same and the lack of any undisclosed termination, modification, waiver or amendment to any document referenced in clause (5) above to us.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon the foregoing, it is our opinion that:

1.	the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware;

2.	the 7,205,430 shares of Stock that may be issued and sold by the Company upon the exercise of equity incentive awards granted or to be granted under the Equity Incentive Plan, when issued, sold and delivered in accordance with the Equity Incentive Plan and the form of award agreements thereunder and in the manner and for the consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, nonassessable and, to our knowledge, fully paid.

3.	the 2,848,855 shares of Stock that may be issued and sold by the Company upon the exercise of options granted pursuant to the Inducement Grant, when issued, sold and delivered in accordance with the applicable stock option award agreement and in the manner and for the consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, nonassessable and, to our knowledge, fully paid.

Cascadian Therapeutics, Inc.

June 23, 2016

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP